SCHEDULE A

TO THE ADMINISTRATION AGREEMENT

FOR

J.P. MORGAN EXCHANGE-TRADED FUND TRUST

(Effective as of August 14, 2025)

The Administrator receives a pro-rata portion of the following annual fee on behalf of each Fund for administrative services: 0.075% of the first $10 billion of average daily net assets of each Fund, plus 0.050% of average daily net assets of each Fund between $10 billion and $20 billion, plus 0.025% of average daily net assets of each Fund between $20 billion and $25 billion, plus 0.010% of the average daily net assets of each Fund over $25 billion.

Name
JPMorgan Inflation Managed Bond ETF
JPMorgan International Research Enhanced Equity ETF
JPMorgan Small & Mid Cap Enhanced Equity ETF
JPMorgan Realty Income ETF
JPMorgan High Yield Municipal ETF
JPMorgan Sustainable Municipal Income ETF
JPMorgan Limited Duration Bond ETF
JPMorgan Equity Focus ETF
JPMorgan International Hedged Equity Laddered Overlay ETF
JPMorgan Mortgage-Backed Securities ETF
JPMorgan Fundamental Data Science Large Value ETF
JPMorgan Flexible Debt ETF
JPMorgan International Dynamic ETF

*     *     *     *

J.P. Morgan Exchange-Traded Fund Trust on behalf of itself and each of its Funds

By:	/s/ Timothy J. Clemens

Name:	Timothy J. Clemens

Title:	Treasurer

J.P. Morgan Investment Management Inc.

By:	/s/ Matthew J. Kamburowski

Name:	Matthew J. Kamburowski

Title:	Managing Director